Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-114602 of Capital Lodging of our report dated April 1, 2004, relating to the combined financial statements of Hotel Venture Limited Partnership, Hotel Venture West, LP and Hotel Venture East, LP as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and for the period from June 1, 2002 through December 31, 2002, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Deloitte & Touche

Dallas, Texas

July 28, 2004